Exhibit 10.29

AMENDED LETTER OF ASSIGNMENT – April 2004

This Amended Letter of Assignment confirms the terms and conditions between Vittorio Favati (“Employee”) and EGL Eagle Global Logistics (“Company”) pertaining to the foreign assignment of Employee.

ASSIGNMENT

Employee is assigned to the ASPAC Region, and will be based in Singapore as Executive Vice President Asia Pacific Region.  This position will report directly to the President, International (a position which is currently filled by the chief Executive Officer).

AMENDED COMPENSATION

Base salary:  Amended salary shall be USD $20,833.33 per month, based on a twelve (12) month year effective April 4, 2004, with any increases or adjustments only at the direction of and approval by the CEO, as applicable under the Company’s Salary and Administration programs.

Any changes to this agreement must be in writing and endorsed by the Chief Executive Officer and the VP Human Resources – Corporate.

Agreed:

/s/ James R. Crane	07-12-2004
James R. Crane	Date

/s/Vittorio M. Favati	07-05-2004
Vittorio Favati	Date

/s/Lorie J. Parmeter	07-07-2004
Lorie J. Parmeter, SPHR	Date
VP Human Resources

LETTER OF ASSIGNMENT

This Letter of Assignment confirms the terms and conditions between Vittorio Favati (“Employee”) and EGL Eagle Global Logistics (“Company”) pertaining to the foreign assignment of Employee.

ASSIGNMENT

Employee is assigned to the ASPAC Region, and will be based in Singapore as Executive Vice President Asia Pacific Region.  This position will report directly to the CEO.  The effective date of this assignment will be on or about July 30, 2001.  The duration of the assignment shall be a minimum of two (2) years from the effective date in Singapore.  At the conclusion of the assignment, Employee and family will be repatriated to the USA in accordance with the conditions provided herein.

COMPENSATION

Base Salary:  Initially the base salary shall be USD $17,500 per month, based on a twelve (12) month year, with any increases or adjustments only at the direction of and approval by the CEO, as applicable under the Company’s Salary and Administration programs.  Bonuses and commissions shall be in accordance with established Company bonus or commission plan, or as directed by the CEO.

Other Compensation Provisions:  Barring any legal reasons to the contrary, Employee may elect to have a portion of his salary paid in the USA and a portion paid in Singapore.  Should Employee choose to maintain payment of a portion of his salary in the USA, he will keep his eligibility for participation in the USA Company’s Savings Plan (401K) and the USA Company’s Employee Stock Purchase Plan while on foreign assignment.

Paying Office:  Salaries and allowances will be paid by the payroll entity established for this assignment in local currency.  Any salary paid in the USA (if elected) shall be charged to the Singapore Company.  Expense reimbursements will be made in Singapore.

EMPLOYE BENEFITS

Employee will be provided benefits as per established Company policy in Singapore appropriate to his position.

Healthcare coverage:  Employee elects to have a portion of salary paid in the USA, he may elect to retain healthcare coverage under the USA healthcare coverage plan, with emergency services, as described under the plan guidelines, in Singapore.  Alternatively, the Company will pay to Employee a monthly amount that is determined to be appropriate for supplemental health premiums for Employee and family in Singapore.

Life Insurance:  Life Insurance coverage at a benefit amount of US$1 Million will be provided to the Employee, with premium cost paid by the Company.

Automobile:  Employee will be entitled to the use of a company car commensurate with his position and in accordance with the Company’s established automobile policy in Singapore.  A second car to be used for family purposes will be provided by the Company.  Specifics on the car will be agreed upon by the EVP ASPAC and the CEO.

Annual Leave (Vacation):  Upon assumption of duties in Singapore, Employee’s accrual of vacation time under the USA vacation policy will stop.  Upon assumption of duties in Singapore Employee will accrue annual leave/vacation time in accordance with established Company policy in Singapore, and such time will be no less than three (3) weeks per year.

Housing and Utilities:  The company will provide Employee with accommodation at an amount mutually agreed as appropriate for Employee and family in Singapore for the duration of the assignment.  The company will be responsible for entering into the lease contract directly with the landlord and will pay the monthly rent directly to the landlord or agent.

The Company will pay lease fees, utilities and certain other required costs associated with the accommodation on the Employee’s behalf.

Temporary Housing:  Temporary housing will be provided in SIN or upon repatriation to the USA if necessary.

Education:  Employee will be reimbursed by the Company for actual cost of registration fees and tuition for each Dependent Child attending Primary/Elementary or Secondary School in Singapore.

Club Membership:  The company will pay for a corporate membership in a country club in Singapore for use by Employee for business and other purposes.  The Company will also pay initiation and monthly dues for a corporate membership in the American Club in Singapore.

TAXES

Income Taxes:  During the term of this agreement and any tax year directly associated with or affected by the agreement terms, the Company will pay all reasonable fees associated with the preparation of the Employee’s foreign and home country returns and forms for reporting income taxes.  The Company will authorize the use of PricewaterhouseCoopers as tax counsel.

Pre-Assignment / Post-Arrival Consultations – The Company will authorize Employee to meet with a PricewaterhouseCoopers in the USA before the assignment commences and on arrival in Singapore.  The same services will be provided to Employee upon repatriation on to the USA.

TAX EQUALIZATION

The intent is to have Employee incur an individual tax burden similar to that, which would have been incurred in the USA, had the Employee not received allowances and special tax considerations resulting from the international assignment.

The general concepts are as follows:

Actual Taxes – In order to minimize any tax gains or losses to the Employee as a result of the international assignment, the Company will pay Employee’s actual home and host country taxes, subject to limitations as mutually agreed.  In exchange, Employee’s base salary, incentives and bonus (where applicable) will be reduced by a hypothetical tax which represents an estimate of the amount of home country taxes that would have been paid had Employee not received allowances or special tax considerations resulting from the assignment.

Hypothetical Taxes – The hypothetical tax reduction will be applied on a pro-rata basis during each pay period.  The amount retained from the regular pay period compensation will be referred to as estimated hypothetical tax.  Because the estimated hypothetical tax is only an estimate, after each year’s returns have been filed, an annual final hypothetical tax or Tax Equalization Settlement calculation will be computed to determine the Employee’s final responsibility for that year.

If the estimated hypothetical tax withheld is less than the amount of the final hypothetical tax, Employee must reimburse the Company the shortfall.  Should the estimated hypothetical tax withheld be greater than the final computed hypothetical tax, the Employee will receive a refund of the excess.  PwC will provide Employee with a detailed calculation of the final hypothetical tax.

The hypothetical tax will include appropriate federal, state, provincial and local hypothetical obligations based on your home state/province/canton prior to assignment.  The federal itemized deductions will be equal to actual itemized deductions claimed on the return that were not reimbursed by the Company plus the state and local hypothetical tax.

Under the Tax Equalization Guidelines, Employee will have the following responsibilities:

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to arrange financial affairs so as to comply with applicable home and host country income tax requirements;

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to provide the PricewaterhouseCoopers with complete information soon after the close of the year to ensure that the required home and host country income tax returns are prepared and filed on a timely basis to avoid imposition of interest or penalties;

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to provide the Company proof of payment of taxes, other than through withholding, e.g., canceled checks, in order to document that the reimbursed taxes have been paid;

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to review the Tax Equalization Settlement Calculation on a timely basis;

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to authorize PricewaterhouseCoopers to release summary tax data to the Company for purposes of reviewing your Tax Equalization Settlement Calculation;

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to promptly settle any balances resulting from the final calculation of your hypothetical tax, e.g., tax payments, refunds and loans;

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to repay all refunds received from the home or host country to the Company;

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to pay all estimated taxes on net personal income if required; and

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to notify the Company in advance of any significant income events, e.g., sale of an asset, inheritance, exercise of stock options, to allow for consultation with PricewaterhouseCoopers and implementation of appropriate tax planning strategies.

Tax Advances

Whenever possible, the Company will treat all host and home country tax payments as salary cash advances.  This will be done primarily to allow for favorable home and host country tax treatment.  Accordingly, Employee will be required to execute and Acknowledgement of Tax Advance Liabilities to document his unconditional obligation to repay tax advances through the equalization process.

TRAVEL, MOVING AND RELOCATION EXPENSES

Travel Expenses:  The company will purchase for Employee and spouse, one (1) business class airline ticket (AD75 or AD50 or company discount travel to be used whenever possible) each from Houston, Texas to Singapore and for the children, one (1) coach class airline ticket (AD75 or AD50 or company discount travel to be used whenever possible) each from Houston,  Texas to Singapore.  Also, actual reasonable expenses incurred for authorized travel will be reimbursed.

Personal baggage:  The actual costs for up to two (2) standard size pieces of accompanied excess baggage for expatriation and repatriation will be reimbursed.

Storage:  The Company shall pay for reasonable storage expenses in the USA for the Employee’s household goods during the duration of his foreign assignment.  Such storage shall be provided by a contractor chosen and/or approved by the Company’s USA Purchasing Department, and shall be provided for goods totaling a maximum of 20,000 lbs.

Relocation Expenses:  The cost to move Employee’s household effects from Houston, Texas to Singapore will be borne by the company.  At least two quotes will be obtained, and approval of transport company will be made by EGL/Headquarters Purchasing

Department.  The Company will provide airfreight for goods deemed essential and needed prior to the arrival of the household / personal effects moved via ocean.

Relocation Allowance:  A one-month salary allowance will be provided to the employee to purchase appliances and cover miscellaneous relocation expenses for relocation to Singapore.  The same will apply for repatriation back to the USA.

Principal Residence:  In the event Employee chooses to sell his home in Houston, TX, the Company will pay closing costs and other expenses in accordance with established Company Relocation policy.  The same will apply for the purchase of a home upon repatriation in to the USA.  Coordination for the selling of Employee’s principal residence in Houston, TX will be handled by the Corporate Purchasing Department.

AUTHORIZED ABSENCES

Home Leave:  Employee and family will be permitted a Home Base visit twice per twelve (12) month period, from Singapore to a city in the United States provided the Employee will be returning to the assignment for an additional two (2) months after the Home Base visit.  If the Home Base Visit is not used, either by the employee or Authorized Dependent(s), cash in lieu of will not be paid.  Vacation time must be used during authorized home leave.  Employee and spouse will be allowed (one) trip per year business class paid for by the Company (AD75 or AD50 or company discount travel to be used whenever possible) and each child will be allowed (two) trips per year in coach class paid for by the Company.  (AD75 or AD50 or company discount travel to be used whenever possible)

Holidays:  Local Holidays will be observed in accordance with established Company policy in Singapore.

REPATRIATION, TRANSFER OR TERMINATION

Repatriation:  Upon termination of this Assignment, the Company will provide a position to the Employee in the United States or such other location as may be mutually agreed which is at least comparable in status, duties, and salary to the position held in the USA prior to the Assignment.  Upon termination of this Assignment, and in accordance with the terms of this Agreement, the Company will purchase for each immediate family member, (i.e., Employee and spouse, one (1) business class airline ticket each and for the children, one (1) coach class airline ticket (AD75 or AD50 or company discount travel to be used whenever possible) each from Singapore to an assignment location in the United States.  The Company will pay the cost of shipping the Employee’s personal effects from Singapore to the new assignment location, in accordance with established Company relocation policy and using a transport carrier selected by the Company.

Employment Termination:  To terminate the employment, the parties may mutually agree upon a termination date or alternatively, the employee will give no less than three months notice and the Company shall give no less than twelve months notice.  Notice is to be given in writing.

Where notice is required but not given, salary for the period by which that given falls short of that required shall be paid or forfeited as the case may be.

If employment is terminated by the Company without cause, the Company will purchase one-way airline tickets for each, the Employee, his spouse and his children (AD75 or AD50) from Singapore to the United States.  Further, the Company will pay the cost of shipping the Employee’s personal effects from Singapore to the United States, by a carrier selected by the Company.

If employment is terminated by the Employee without cause, the Company will be under no obligation to repatriate or relocate the Employee, his family, or his personal effects and household goods to the United States.

PROCESSING REQUIREMENTS

Work Visa for Singapore will be obtained by and service fees paid by the company.

Any changes to this agreement must be in writing and endorsed by the Chief Executive Officer.

Agreed.

/s/ James R. Crane	6-25-2001
James R. Crane	Date
CEO, Eagle Global Logistics

/s/Vittorio M. Favati	6-25-2001
Vittorio Favati	Date